EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is dated as of December ___, 1993 and is entered into by and between Gary F. Kimmons ("Executive") and GK Intelligent Systems, Inc., a Texas corporation ("GKIS").

                                   RECITALS

      GKIS considers it essential to the best interest of GKIS and its shareholders that Executive be encouraged to remain with GKIS and continue to devote full attention to GKIS's business notwithstanding the possibility, threat or occurrence of a change in Control (as defined below) of GKIS. GKIS believes that it is the best interest of GKIS and its shareholders to reinforce and encourage the continued attention and dedication of Executive and to diminish inevitable distractions arising from the possibility of a Change in Control of GKIS. Accordingly, to assure GKIS that it will have Executive's undivided attention and services notwithstanding the possibility, threat or occurrence of a Change in Control of GKIS, and to induce Executive to remain in the employ of GKIS, and for other good and valuable consideration, the Board of Directors of GKIS has caused GKIS to enter into this Agreement.

                             TERMS AND CONDITIONS

      Executive and GKIS hereby agree to the following terms and conditions:

      1. TERM OF AGREEMENT. This Agreement shall be effective as of the date first indicated above and shall expire on the third anniversary of such date; provided however that on such third anniversary and on the anniversary of such date in each year thereafter, such expiration date shall be extended for one additional year, unless, at least 60 days prior to such expiration date, GKIS shall have delivered to Executive or Executive shall have delivered to GKIS written notice that such expiration date shall not be so extended.

      2. EFFECTIVE DATE. The "Effective Date" shall mean the first date during the term of this Agreement on which a Change of Control (as defined in Section
3) occurs; provided, however, that if a Change of Control occurs and if Executive's employment with GKIS is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.
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      3. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of
Control" of GKIS shall mean the following:

            (a) Approval by the stockholders of GKIS of the dissolution or liquidation of GKIS;

            (b) Approval by the stockholders of GKIS of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving, purchasing or resulting entity are, or are to be, owned by former stockholders of GKIS (excluding from the term "former stockholders" a stockholder who is, or as a result of the transaction in question becomes, an "affiliate",termthat is used in the Securities and Exchange Act of 19theand Rules promulgated thereunder, of any party to sumerger, consolidation or reorganization);

            (c) Approval by the stockholders of GKIS of the sale of substantially all of GKIS's business and/or assets to a person or entity which is not a subsidiary; or

            (d) A Change in Control as defined in GKIS's By-Laws as of the date first written above or as s bsequently defined therein.

      4. EMPLOYMENT PERIOD. GKIS hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of GKIS subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date which is the latest of the following:

            (a) The date which is 15 days after the first anniversary of a Change in Control;

            (b) The date which is 15 days after the first anniversary of the effective date of any mapprovalhe of which constituted a Change in Control; and

            (c) April 15, 2002;

Such period shall hereinafter be referred to as the "Employment Period."

      5.  TERMS OF EMPLOYMENT.

            (a) POSITION AND DUTIES. During the Employment Period, (i) Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material

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respects with the most significant of those held, exercised and assigned at any time during the 120-day waiting period immediately preceding the Effective Date; and (ii) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location which is less than 35 miles further away from Executive's place of residence.

            (b) COMPENSATION AND BENEFITS. During the Employment Period, GKIS shall pay Executive an annual base salary ("Annual Base Salary"), payable in semi-monthly installments, which shall initially be at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Executive by GKIS during the twelve-month period immediately preceding the month in which the Effective Date occurs. GKIS may, in its discretion, periodically increase Executives base salary. The term "Annual Base Salary" as used in this Agreement shall refer to Annual Base Salary as so increased. GKIS may not, however, reduce Executive's base salary during the Employment Period. Executive shall be provided with incentives (annual and long-term), retirement benefits, welfare benefits and fringe benefits no less favorable in the aggregate than those on effect for Executive at any time during the 120-day waiting period immediately preceding the Effective Date, except for any reductions in benefits which apply generally to all executives of GKIS.

      6.  TERMINATION OF EMPLOYMENT.

            (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If GKIS determines in good faith that the Disability of Executive has occurred during the employment period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 17 of this Agreement of its intention to terminate Executive's employment with GKIS. Executive's employment with GKIS shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of Executive from Executive's duties with GKIS on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by GKIS or its insurers and acceptable to Executive or Executive's legal representative.

            (b) CAUSE. GKIS may terminate Executive's employment during the Employment Period for cause. For purposes of this Agreement, "Cause" shall mean:

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                  (i) The willful and continued failure of Executive to perform substantially Executive's duties with GKIS or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of GKIS which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive's duties, or

                  (ii) The willful engaging by Executive in illegal conduct or gross misconduct which materially and demonstrably injures GKIS.

            (c) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (i) The assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement, or any other action by GKIS which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by GKIS after receipt of notice thereof given by Executive;

                  (ii) Any failure by GKIS to comply with any of the provisions of Section 5(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by GKIS promptly after receipt of notice thereof given by Executive;

                  (iii) GKIS's requiring Executive to be based at any office or location other than as provided in Section 5(a) hereof;

                  (iv) Any purported termination by GKIS of Executive's
            employment otherwise than as expressly permitted by this Agreement;
            or

                  (v) Any failure by GKIS to comply with and satisfy Section
            12(c) of this Agreement.

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For purposes of this Section 6(c), any good faith determination of "Good Reason"
made by Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason pursuant to a Notice of Termination delivered during the 15-day period immediately following the latest of (i) the first anniversary of a Change in Control, (ii) the first anniversary of the effective date of any merger the approval of which constituted a Change in Control, or (iii) March 31, 1997 shall be deemed to be a termination for Good Reason for all purposes of this Agreement, provided that Executive has given notice to GKIS pursuant to Section 17 hereof at least 30 days prior to such termination.

            (d) NOTICE OF TERMINATION. Any termination by GKIS for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) subject to Section 6(c)
(iii) and the last sentence of Section 6(c), if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by Executive or GKIS to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or GKIS, respectively, hereunder or preclude Executive or GKIS, respectively, from asserting such fact or circumstance in enforcing Executive's or GKIS's rights hereunder.

            (e) DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated by GKIS for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by GKIS other than for Cause or Disability, the Date of Termination shall be the date on which GKIS notifies Executive of such termination and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

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      7.  OBLIGATIONS OF GKIS UPON TERMINATION.

            (a) GOOD REASON; OTHER THAN FOR CAUSE OR DISABILITY. If GKIS shall terminate Executive's employment other than for Cause or Disability during the Employment Period or Executive shall terminate employment for Good Reason pursuant to a Notice of Termination delivered during the Employment Period, GKIS agrees to make the payments and provide the benefits described below.

                        (i) GKIS shall pay to Executive in a lump sum in cash
                  within 10 days after the Date of Termination an amount equal to the product of (1) and (2), where (1) is three and (2) is the sum of Executive's Annual Base Salary and the average of the last three annual incentive bonuses actually paid to Executive by GKIS for any calendar year before the Date of Termination (the "Average Annual Bonus"); and

                        (ii) Upon Executive's Date of Termination, Executive
                  shall be 100% vested in the amounts credited to any Qualified Plan in which he is a participant.

                        (iii) Upon Executive's Date of Termination, Executive's
                  awards under any stock-based plan under which the Executive has been granted stock or options to purchase such shall be accelerated as follows:

                              (A) Each option and each related stock
                        appreciation right shall become immediately exercisable to the extent theretofore not exercisable;

                              (B)  Restricted stock shall immediately
                        vest  free of restrictions; and

                              (C) The number of shares covered by each
                        performance share award shall be issued to Executive;

provided, however, that awards shall not, in any event, be so accelerated to a date less than one year after the date of grant or award date if prohibited by the terms of the applicable Plan. Acceleration of awards shall comply with applicable regulatory requirements, including without limitation, Section 422 of the Code and Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Securities and Exchange Commission

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
pursuant to the Securities Exchange Act of 1934.

                        (iv) For one year after Executive's Date of Termination,
                  or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, GKIS shall continue to provide welfare benefits and fringe benefits and other perquisites to Executive and/or Executive's family at least equal to those which would have been provided to them if Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of GKIS and its affiliated companies applicable generally to other peer executives and their families immediately preceding the Date of Termination; provided, however that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provoked under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until one year after the Date of Termination and to have retired on the last day of such period.

                        (v) The sum of (A) the Executive's Annual Base Salary
                  through the Date of Termination to the extent due for services rendered but not theretofore paid, (B) with respect to any Performance Period under the GK Intelligent Systems, Inc. Long-Term Incentive Plan which has not been completed as of the Date of Termination, an amount equal to (1) multiplied by
                  (2), where (1) is 150% of the Value (as defined in such plan) of the Participant's accrued benefits on the Participant's Date of Termination, and (2) is a fraction, the numerator of which is the number of full months between the beginning of such Performance Period and the Participant's Date of Termination and the denominator of which is the total number of months in the Performance Period, and (C) any compensation previously deferred by the Executive (together with any accrued earnings or interest thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the amount referred to in clauses (A), (B) and

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                  (C) above being referred to as "Accrued Obligations").

                        (vi) To the extent not theretofore paid or provided,
                  GKIS shall timely pay or provide Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of GKIS and its affiliated companies (such other amounts and benefits being hereinafter referred to as "Other Benefits") in accordance with the terms of such plan, program, policy, practice, contract or agreement.

            (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 10 days of the Date of Termination.

            (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

            (d) CAUSE; OTHER THAN FOR GOOD REASON. If Executive's employment shall be terminated for Cause during the Employment Period or, if Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to Executive (other than the obligation to pay to Executive his Annual Base Salary earned through the Date of Termination and any benefits payable to Executive under a plan policy, practice, etc., referred to in Section 8 below).

      8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by GKIS or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 21, shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with GKIS or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan,

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policy, practice or program of or any contract or agreement with GKIS or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      9. FULL SETTLEMENT. GKIS's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which GKIS may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of litigation of the amount payable to Executive under any of the provisions of this Agreement and, except as provided in Section 7(a)(v), such amounts shall not be reduced whether or not Executive obtains other employment. GKIS agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by GKIS, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872
(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, GKIS shall not be obligated to pay any legal fees or expenses of Executive in any contest by Executive about the amount of any payment under this Agreement if it is determined that GKIS did not breach this Agreement and Executive's claim was not made in good faith.

      10.  CERTAIN ADDITIONAL PAYMENTS BY GKIS.

            (a) In the event that any payment or distribution by GKIS to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10(a)) ("Payment") is determined to be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then GKIS shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Payments.

            (b)  Subject to the provisions of Section 10(c), all

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determinations required to be made under this Section 10, including whether and when a Gross-Up payment is required and the amount of such Gross-Up payment and the assumptions to be utilized in arriving at such determination, shall be made by I- NET'S Certified Public Accountant or such other certified public accounting firm as may be designated by Executive and which is satisfactory to GKIS (the "Accounting Firm"), which shall provide detailed supporting calculations both to GKIS and Executive within 15 business days of the receipt of request from Executive or GKIS. All fees and expenses of the Accounting Firm shall be borne solely by GKIS. Any Gross-Up Payment, as determined pursuant to this Section 10(b), shall be paid by GKIS to Executive within five days of the receipt of the Accounting Firm's determination. No such determination that a Gross-Up Payment is required shall be made unless the Accounting Firm furnishes GKIS with a written opinion that there is no reasonable basis for not paying the Excise Tax. As a result of the uncertainty in the application of Section 4999 of the code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by GKIS should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that GKIS exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by GKIS to or for the benefit of Executive.

            (c) Executive shall notify GKIS in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by GKIS of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise GKIS of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to GKIS (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If GKIS notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                        (i)  Give GKIS any information reasonably
                  requested by GKIS relating to such claim,

                        (ii) Take such action in connection with contesting such
                  claim as GKIS shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by GKIS,

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                        (iii) Cooperate with GKIS in good faith in order to
                  contest such claim effectively, and

                        (iv) Permit GKIS to participate in any proceedings
                  relating to such claim;

provided, however, that GKIS shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), GKIS shall control all proceedings taken in connection with such contest and , at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as GKIS shall determine; provided, however, that if GKIS directs Executive to pay such claim and sue for a refund, GKIS shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, GKIS's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount advanced by GKIS pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to GKIS's complying with the requirements of Section 10(c)) promptly pay to GKIS the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by GKIS pursuant to Section

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10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and GKIS does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      11. CONFIDENTIAL INFORMATION. Executive shall hold in fiduciary capacity for the benefit of GKIS all secret or confidential information, knowledge or data relating to GKIS or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by GKIS or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with GKIS, Executive shall not, without the prior written consent of GKIS or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than GKIS and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

      12.  SUCCESSORS.

            (a) This Agreement is personal to Executive and without the prior written consent of GKIS shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon GKIS and its successors and assigns.

            (c) GKIS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of GKIS to assume expressly and agree to perform this Agreement in the same manner and to the same extent that GKIS would be required to perform it if no such succession had taken place. As used in this Agreement, "GKIS" shall mean GKIS as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      13.  ARBITRATION.

            (a) The Executive Officers Compensation and Development Committee of the Board of Directors of GKIS (the

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"Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement; provided that, the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Executive seeks review of the Administrator's decision as described below.

            (b) Neither the Administrator nor its designee, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

            (c) Because it is agreed that time will be of the essence in determining whether any payments are due to Executive under this Agreement, Executive may, if he desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Executive, and Executive may decide whether or not to arbitrate in his discretion. The "right to select arbitration" is not mandatory on Executive, and Executive may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration procedure set forth in this section.

            (d) Any claim for arbitration may be submitted as follows: If Executive disagrees with the Administrator regarding the interpretation of this Agreement and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of Executive's choice who is selected by the method described in the next three sentences. The first step of the selection shall consist of Executive's submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of Texas or (2) a retired Texas District Court or Appellate Court judge. Within one week after receipt of the list, the Administrator shall select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Executive shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

            (e) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Executive and Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures

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which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

            (f) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that GKIS has breached this Agreement, he or she shall order GKIS to immediately take the necessary steps to remedy the breach. In addition, he or she shall order GKIS to pay Executive an additional amount equal to 10% of the amount actually in dispute. This additional amount shall constitute damages and not a penalty. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both GKIS and Executive\e agree that no appeal shall be taken by either party from any decision rendered in such action.

            (g) The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that GKIS has not breached this Agreement and (2) the claim by Executive was not made in good faith. Otherwise, Executive will be considered the prevailing party. In the event that GKIS is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorney's fees incurred by GKIS) including stenographic reporter, if employed, shall be paid by the Executive. In the event that Executive is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (INCLUDING all attorneys' fees incurred by the Executive in pursuing his claim), including the fees of a stenographic reporter if employed, shall be paid by GKIS.

      14. GOVERNING LAW. The laws of Texas shall govern the validity and interpretation of this Agreement, with regard to conflicts of laws.

      15. CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      16. AMENDMENT. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      17. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

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
                  Gary Kimmons
                  2345 Bering, #321
                  Houston, Texas 77056


                  If to GKIS:

                  GK Intelligent Systems, Inc.
                  13103 F.M. 1960 West, Suite 200
                  Houston, Texas 77065

                  Attention: Rodney L. Norville

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      19. WITHHOLDING TAXES. GKIS may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      20. NO WAIVER. Executive's or GKIS's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or GKIS may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 6(c) of this Agreement, shall not be deemed to be a waiver of such provision or right of this Agreement.

      21. AT-WILL EMPLOYMENT. Executive and GKIS acknowledge that, except as may otherwise be provided under any other written agreement between Executive by GKIS prior to the Effective Date is "at will" and, prior to the Effective Date, Executive's employment may be terminated by either Executive or GKIS at any time, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

      22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

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
      23. NO PROHIBITED PAYMENTS. Notwithstanding anything contained in this Agreement to the contrary, GKIS shall not make any payment to Executive which, according to the opinion of GKIS's outside counsel, would violate Section 2523(k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828 (k)), or any rules or regulations promulgated thereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Houston, Texas.

                              EXECUTED: ___________, 19__

                                         GK INTELLIGENT SYSTEMS, INC.

                                          By____________________________



                               EXECUTED: ___________, 19__


                                          By____________________________
                                                Gary F. Kimmons

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